Hennessy Advisors, Inc. Reports Record High First Quarter Earnings

Firm Also Announces Quarterly Dividend Increase of 33%

NOVATO, Calif., Jan. 28, 2016 /PRNewswire/ -- Hennessy Advisors, Inc. (NASDAQ:HNNA) today reported fully diluted earnings per share of $0.71 for the first fiscal quarter ended December 31, 2015, a record high for the firm and an increase of 103% over the prior comparable quarter ended December 31, 2014. Quarterly revenue totaled $13.2 million, an increase of 35% over the prior comparable period. From December 31, 2014, to December 31, 2015, total assets under management increased 6%, while average assets under management, upon which revenue is calculated, increased by 14%. The increase in assets under management is attributable to positive net inflows into the family of mutual funds managed by Hennessy Advisors.

Additionally, the Board of Directors of Hennessy Advisors today declared a quarterly dividend of $0.08 per share, which represents a 33% increase over the previous quarterly dividend. This quarterly dividend will be paid on March 7, 2016, to shareholders of record as of February 12, 2016.

"We are pleased to report strong earnings this quarter," said Neil Hennessy, President, Chairman and CEO of Hennessy Advisors, Inc. "So far in 2016, the financial markets have been extremely volatile, but we believe the market still has solid fundamentals, and we continue to offer our investors a broad line-up of products that have the potential to perform well across market cycles," added Mr. Hennessy.

Hennessy Advisors, Inc.
Financial Highlights
Period to Period

	Three Months Ended
First Quarter	Dec. 31, 2015	Dec. 31, 2014	$ Change	% Change
Total Revenue	$ 13,153,260	$ 9,733,740	$ 3,419,520	35%
Net Income	$ 3,649,812	$ 2,066,279	$ 1,583,533	77%
Earnings Per Share (Diluted)	$ 0.71	$ 0.35	$ 0.36	103%
Weighted Average Number of Shares Outstanding (Diluted)
	5,121,437	5,839,657	(718,220)	-12%
Mutual Fund Average Assets Under Management
	$ 6,424,248,104	$ 5,648,602,576	$ 775,645,528	14%

At Period Ending Date	Dec. 31, 2015	Dec. 31, 2014	$ Change	% Change
Mutual Fund Total Assets Under Management
	$ 6,324,043,925	$ 5,940,055,415	$ 383,988,510	6%

About Hennessy Advisors, Inc.
Hennessy Advisors, Inc. is a publicly traded investment manager offering a broad range of domestic equity, balanced and fixed income, and sector and specialty mutual funds. Hennessy Advisors, Inc. is committed to superior service to shareholders and a consistent and repeatable investment process, combining time-tested stock selection strategies with a highly disciplined, team-managed approach.

Supplemental Information
Nothing in this press release shall be considered a solicitation to buy or an offer to sell a security to any person in any jurisdiction where such offer, solicitation, purchase or sale would be unlawful under the securities laws of such jurisdiction.

Available Topic Expert: For information on the listed expert, click appropriate link.
Neil J. Hennessy
ProfNet - http://www.profnetconnect.com/neil_hennessy

CONTACT: Tania Kelley, Hennessy Advisors, Inc., tania@hennessyadvisors.com; 800-966-4354, or Melissa Murphy, SunStar Strategic, MMurphy@sunstarstrategic.com; 202-262-4989